EXHIBIT 10.9
                         GENERAL RELEASE OF ALL CLAIMS,
                               COVENANT NOT TO SUE
                        AND CONFIDENTIALITY OF AGREEMENT

I, Joseph J. Francesconi, on behalf of myself, my representatives, heirs, executors, administrators, successors, and assigns, (hereinafter collectively referred to as "I/me"), and NETWORK EQUIPMENT TECHNOLOGIES, INC., its affiliated and subsidiary entities, and the officers, directors, agents, employees, attorneys, successors, and assigns of all of them (hereinafter collectively referred to as "N.E.T."), agree as follows:

1.   I am currently employed by N.E.T. as its President and CEO.

2. N.E.T. and I wish to preserve the good will that exists between us while settling all disputes that may exist between us and avoiding further controversies.

3. N.E.T. and I mutually agree to sever our employer/employee relationship effective on March 31, 1999, or the date a successor to my position is named (which shall be no later than May 31, 1999), whichever comes later, ("termination date").

4.   In  consideration  for  this  agreement,   N.E.T.  agrees  to  furnish  the
     following:

     a. Continuation of my salary at the gross rate of $400,000.00 per annum, for a period of up to three years from the termination date.

     b. During the third year following the termination date, I may receive salary continuation at the gross rate of $400,000.00 per annum, less any salary I am earning from work. Any payments pursuant to this subparagraph is money in addition to anything I would already be entitled and is consideration for my agreement to this separation agreement and release. Should I secure employment at any time during the third year after the termination date, I shall immediately inform the Sr. Vice President of Corporate Services of N.E.T.

     c. All salary continuation discussed in paragraph a above will be paid pro rata on a bi-weekly basis, in accordance with regular payroll practices, less all applicable payroll deductions as required by law. Unless I direct otherwise in writing, checks will be either direct deposited or mailed to me at the following address: 1319 San Mateo Drive, Menlo Park, CA 94025.

     d. I shall be eligible to receive a Variable Compensation Payment for fiscal year 99 only, if any Variable Compensation is granted to other eligible N.E.T. officers. The Variable Compensation payment to me, if any, shall be calculated in a manner that is consistent with payments made to other N.E.T. officers, and such payment, if any, shall be made to me at the same time that similar payments are made to the other N.E.T. officers.

     e. Continuation of medical, dental, life and disability insurance during the period of salary continuation, up to a maximum of three years. Notification under COBRA will be issued on the termination date.


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                                                                    EXHIBIT 10.9

     f. Immediate payment on the termination date of deferred, Long Term Variable Compensation bonus from fiscal years 1996 ($100,000), 1997 ($41,250), and 1998 ($110,000), for a gross total of $251,250.00, plus any Long Term Variable Compensation bonus to which I would be entitled during fiscal year 1999. The deferred Long Term Variable Compensation payment to me, if any, shall be calculated in a manner that is consistent with any deferred Long Term Variable Compensation bonus awarded to other N.E.T. officers.

     g. Continuation of my automobile allowance of up to $500.00 per month and my tax planning allowance of up to $2,500.00, per annum during the period of salary continuation, up to a maximum of three years from the termination date.

     h. Immediate vesting on the termination date of all shares of non-qualified stock options and all shares of restricted stock options, plus any 1999 grant of stock optionsfor which I am eligible pursuant to the N.E.T. Stock Option Agreement. These options may be exercised during their remaining term.

     i.   Any accrued vacation as of the termination date will be paid out to me
          by  the  termination  date.   Vacation  will  cease  accruing  on  the
          termination date.

     j. Reasonable steps will be taken by N.E.T. to assure that my telephone extension will remain active to voice mail until the date salary continuation ends. I agree to promptly advise N.E.T. in the event that this voice mail benefit is no longer needed by me.

     k. I agree the consideration I will receive in this paragraph 4 is in addition to anything to which I would already be entitled and is consideration for my agreement to this separation agreement and release.

5. For and in consideration of the obligations of N.E.T. incurred in Section 4 of this General Release of All Claims, Covenant Not To Sue And Confidentiality Agreement (hereinafter Release), I hereby completely release and forever discharge N.E.T. from all claims, rights, demands, actions, obligations, liabilities, debts, causes of action if any and every kind, nature and character whatsoever, known or unknown, which I may now have or have ever had against N.E.T. (hereinafter, all claims), including without limitation all claims arising from or in any way connected with my employment by N.E.T. or the termination of that employment, whether based in tort or contract (express or implied), or on any federal, state or local law, statute, or regulation, and all claims I may have filed or caused to be filed in any court of law before any state or federal administrative agency before the execution of this Release.

6. I understand and agree that in consideration of the foregoing I am waiving any rights I may have had, now have, or in the future may have to pursue any and all remedies available to me under any employment-related cause of action against N.E.T., including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, vacation pay after the resignation date, violation of the provisions of the California Labor Code, the California Fair Employment and

                                                                    EXHIBIT 10.9

     Housing Act, any claims under federal or California statutory or decisional law pertaining to wrongful discharge, discrimination, retaliation, or breach of public policy, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 as amended ("ADEA"), the Civil Rights Act of 1866, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment. In order to assure that this waiver of rights under the ADEA is effective, I hereby acknowledge and agree that I may have, and have had, at least 21 days after receipt of this Release within which to review, consider and discuss this Release with an attorney of my choosing and to decide whether or not to execute this Release. I understand that I have seven (7) days after execution of this Release within which to revoke this Release by providing to the Sr. Vice President of Corporate Services of N.E.T. a signed, written statement revoking this Release. Finally, I understand and agree that this Release shall not become effective and that I shall not be entitled to any consideration hereunder (even if already received) until such seven (7) day period has expired without any revocation.

7. I understand and agree that this is a full and final release covering all known, unknown and unanticipated injuries, debts, claims, or damages to me which have arisen or may have arisen in connection with my employment with N.E.T., as well as those injuries, debts, claims or damages not now known or disclosed which may arise from my employment, as specifically described above. I understand that Section 1542 of the California Civil Code, provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     The provisions of Section 1542 of the California Civil Code and any analogous state or federal law, if any way applicable, are hereby waived by me. I specifically affirm my intention to release not only those claims I know but also those claims against N.E.T. that I may not know about.

8. I agree that I will not initiate or cause to be initiated against N.E.T. any compliance review, suit, action, investigation, or proceeding of any kind, or participate in same, individually or as a representative or member of a class, whether federal, state, or local, pertaining in any way to any matter herein released, unless I am required to do so by law. I further agree that I have no right to future employment with N.E.T. and that N.E.T. will have no obligation to re-employ me at any time in the future.

9. I will maintain both the fact and terms of this Release and any consideration that I receive in strict confidence, and will not disclose the fact of this Release or any of its terms, including the fact or amount of any payment to any other person or entity (other than my spouse, my attorney and accountant in this matter solely for use in providing counsel and advice to me in this matter) for any reason, at any time, without the prior written consent of N.E.T., unless required by law. N.E.T. agrees to maintain the fact and terms of this Release, and payments under this Release in confidence, except for those agents, employees and

                                                                    EXHIBIT 10.9

     representatives of N.E.T. will be relieved of any obligation to make future payments to me under this agreement; that I will refund one-half of all sums previously paid to me hereunder and that N.E.T. will be entitled, without limitation, to pursue legal and equitable remedies for such violation.

10. I represent and warrant that I do not have in my possession, and that I have not failed to return to N.E.T. (a) any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of the foregoing, or other documents or material, or (b) any equipment or other property belonging to N.E.T. or any of its subsidiaries or employees except the following, which I am keeping as part of the consideration under this agreement:

           PC, N.E.T.  asset no. 022959, serial no. 9827BYQ3D694
           Monitor, serial no. 7163736
           Printer, serial no. 567BLB818W
           PowerMac 7200/90, N.E.T. asset no. 019676, serial no. FC602C4355F Apple Monitor serial no. 515161VH1XX
           Nokia 6160 cell phone, serial no. 23513816024

11. I represent and warrant that I have complied with and will continue to comply with all terms of the N.E.T. Employee Proprietary or Confidential Information and Inventors Agreement signed by me (a copy of which is attached hereto and incorporated herein by this reference), including, without limitation, refraining from soliciting N.E.T. employees; reporting to N.E.T. any inventions (as defined therein) conceived or made by me; and preserving as confidential all trade secrets, confidential information, knowledge, data or other confidential information relating to products, processes, know-how, designs, formulas, test data, customer lists, customer information, employees, the abilities of employees or other confidential subject matter pertaining to any business of N.E.T. or any of its clients, customers, licensees or affiliates.

12. I understand and agree that the furnishing of the consideration for this Release will not be deemed or construed at any time for any purpose as an admission of liability or wrongdoing by N.E.T. Liability for any and all claims is expressly denied by N.E.T. I further understand and agree that each of the releases, waivers and other provisions of Sections 5 through 11 and the covenants contained in Section 15 are material inducements to N.E.T. for entering into this Release and that, for the breach of any of them N.E.T. will be entitled to pursue legal and equitable remedies, including without limitation, the right to seek restitution and injunctive relief.

13. This Release shall be deemed to have been entered into in the State of California by residents of that state and shall be construed and enforced in accordance with and governed by the laws of that state.

14. Should any part, term or provision of this Release be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions will not be affected thereby and said illegal or invalid part, term, or provision will be deemed not to be a part of this Release.

                                                                    EXHIBIT 10.9

15. N.E.T. and I will fully cooperate in any internal N.E.T. or external investigations or litigation concerning or relating to N.E.T. and any of N.E.T.'s or my activities during the time that I was employed by N.E.T. N.E.T. and I will promptly advise the other of any formal or informal requests for information or cooperation that may concern or relate to the interests of the other in connection with any such investigation or litigation.

16. During the period I am receiving salary continuation from N.E.T., unless I receive written permission to do so, I will not become employed by nor be a consultant to any person or company that I know or reasonably should have known at the time of commencing such relationship competes directly with products or services marketed by N.E.T. If I breach this agreement, in addition to any other remedies N.E.T. may have, N.E.T.'s obligation to provide me any salary continuation will cease immediately.

17. I acknowledge that I have been given at least 21 days to review the foregoing Release to and to consult counsel of my own choice concerning the waivers, releases and other provisions before signing this Release, that I am fully aware of the contents of this Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, that all agreements and understandings between N.E.T. and me are embodied and expressed herein, and that I enter into this Release freely, without coercion, and based on my own judgment and not in reliance upon any representations or promises made by N.E.T. or anyone, other than those contained herein. Except as expressly provided herein, this Release shall supersede and render null and void any and all prior agreements between the parties. This Agreement specifically supersedes the provisions regarding pay due at termination of employment contained in the CEO Employment Continuation Agreement, signed April 14, 1998. This Release may not be modified except in a writing signed by me and the Sr. Vice President of Corporate Services of N.E.T.

18. Should I at any time contest the validity or enforceability of this Release, I agree to immediately repay to N.E.T. any and all monies and other consideration that have been provided to me by N.E.T. pursuant to this Release.

     Date: January 26, 1999                          /s/ Joseph J. Francesconi
                                                     ---------------------------
                                                         Joseph J. Francesconi

     Network Equipment Technologies, Inc.

     By: /s/ Roger A. Barney
         --------------------------------
     Its: Sr. VP Corporation Services

     Date: January 26, 1999